Exhibit 99.1

Product Containing Zila Tolonium Chloride Cleared by FDA

     PHOENIX—Feb. 2, 2005—Zila, Inc. (Nasdaq:Zila) announced today that the Food and Drug Administration has cleared a product to be marketed as an adjunct to a ViziLite® examination. The oral examination system created by this combination will assist in the evaluation of oral muscosal lesions for patients at increased risk for oral cancer. The product contains Zila® Tolonium Chloride (ZTC™) and is the first commercial use of ZTC in the U.S. ViziLite identifies suspicious lesions by the use of chemiluminescent light and then swabs containing ZTC are used to mark those lesions for further examination.

     Douglas D. Burkett, Ph.D., Chairman, CEO and President of Zila, Inc. stated: “This clearance by the FDA is the first such authorization to market a product containing any form of Zila Tolonium Chloride technology in the U.S. and is therefore a significant event in the history of Zila, Inc. As meaningful as that is for us, it is an even more significant event in the fight against oral cancer. The use of Zila Tolonium Chloride in this examination system provides the practitioner with an opportunity to further evaluate and monitor lesions after they are identified with ViziLite.”

     The multi-center clinical study to support the FDA market clearance was conducted in the oral medicine centers at the University of California at San Francisco, the University of Illinois at Chicago and the University of British Columbia. The study is expected to be published in a leading peer-reviewed journal later this year.

     Zila has numerous active United States patents related to its pharmaceutical-grade Zila Tolonium Chloride, with expiration dates extending through 2021. Pending applications could result in intellectual property protection of Zila Tolonium Chloride and related technology by over 350 U.S. and foreign patents.

     An official launch of the lesion identification and marking system is planned to coincide with the largest dental meeting of the year, the annual meeting of the American Dental Association, slated for early October 2005, in Philadelphia.

     Zila continues to await the FDA’s comments on its proposed OraTest® clinical plan. Meanwhile, with this 510(k) clearance, Zila is now able to explore potential regulatory paths that could result in the possible authorization by FDA of other products containing Zila Tolonium Chloride. Zila is evaluating its options in this regard and cannot comment further at this time.

     About Zila

     Zila, Inc., headquartered in Phoenix, is an innovator in preventative healthcare technologies and products, focusing on enhanced body defense and the detection of pre-disease states. Zila has three business units:

•	Zila Biotechnology Inc., a research, development and licensing business specializing in pre-cancer/cancer detection through its patented Zila Tolonium Chloride and OraTest® technologies.

•	Zila Pharmaceuticals, Inc. marketer of superior products to promote oral health and prevent oral disease, including ViziLite® oral examination kits, Peridex® prescription periodontal rinse and Zilactin OTC oral care products.

•	Zila Nutraceuticals, Inc., manufacturer and marketer of Advanced Protection Ester-C® and Ester-E® branded, highly effective forms of vitamins C and E.

     For more information about Zila, Inc., visit www.zila.com. For further information about Zila Nutraceuticals, Inc., visit www.zilanutra.com.

     This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements are based largely on Zila’s expectations or forecasts of future events, can be affected by inaccurate assumptions and are subject to various business risks and known and unknown uncertainties, a number of which are beyond the Company’s control. Therefore, actual results could differ materially from the forward-looking statements contained herein. A wide variety of factors could cause or contribute to such differences and could adversely impact revenues, margins, profitability, cash flows and capital needs, the ability of the Company to maintain required cash flows and cash availability to implement its business plan and appreciation in the market value of Zila’s common stock. Such factors include, but are not limited to: increased competition from current competitors and new market entrants; the Company’s ability to gain market acceptance for ViziLite® and Zila Tolonium Chloride as integral parts of the lesion identification and marking system, obtain reimbursement approval of insurance companies for the cost of the ViziLite examination product and the lesion identification and marking system and the future gross margin for such products. A wide variety of factors will impact the length, size and expense of the OraTest® clinical program; the FDA’s ultimate decision regarding the OraTest® clinical program and product; the limitations on the indicated uses for the OraTest® product; and the ultimate market reception of the OraTest® product. There can be no assurance that the forward-looking statements contained in this press release will, in fact, transpire or prove to be accurate. For a more detailed description of these and other cautionary factors that may affect Zila’s future results, please refer to Zila’s Report on Form 10-K for its fiscal year ended July 31, 2004, and its Form 10-Q for the three months ended October 31, 2004, filed with the Securities and Exchange Commission.

CONTACT: Zila, Inc. Andrew A. Stevens, 602-266-6700